EXHIBIT 5.1

July 1, 2022

Agile Therapeutics, Inc.

500 College Road East, Suite 310

Princeton, NJ 08540

RE: Agile Therapeutics, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) filed by Agile Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 462(b) promulgated under the Securities Act with respect to the sale of up to $4,000,000 of: (a) shares (the “Shares”) of Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”); (b) Series A-1 warrants (the “Series A-1 Warrants”) to purchase shares of Common Stock (the “Series A-1 Warrant Shares”); (c) Series A-2 warrants (the “Series A-2 Warrants”, and together with the Series A-1 Warrants, the “Series A Warrants”) to purchase shares of Common Stock (the “Series A-2 Warrant Shares”, and together with the Series A-1 Warrant Shares, the “Series A Warrant Shares”); and (d) Series B pre-funded warrants (the “Series B Warrants”) to purchase shares of Common Stock (the “Series B Warrant Shares”) pursuant to the securities purchase agreement by and among the Company and the investors as identified therein (the “Securities Purchase Agreement”, and together with the Warrants, the “Transaction Documents”), The Company is also issuing warrants to H.C. Wainwright Co., LLC (the “Placement Agent Warrants” and, collectively with the Series A Warrants and the Series B Warrants, the “Warrants”) to purchase up to $250,000 of Common Stock (the “Placement Agent Warrant Shares” and, collectively with the Series A Warrant Shares and the Series B Warrant Shares, the “Warrant Shares”).  The Registration Statement incorporates by reference the registration statement on Form S-1 (File No. 333-264960), which was declared effective by the Commission on July 1, 2022 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”). The Shares, Warrants and Warrant Shares are referred to herein as the “Securities.” This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the amended and restated certificate of incorporation, as amended (the “Charter”), and amended and restated bylaws of the Company, (ii) the Registration Statement, the Prior Registration Statement and the exhibits thereto filed with the Commission, (iii) the Purchase Agreement, (iv) the forms of Series A Warrants, (v) the form of Series B Warrant, (vi) the form of Placement Agent Warrant (vii) copies of resolutions adopted by the Board of Directors of the Company at any meeting duly called and held or by written consent without a meeting, and (ix) copies of resolutions adopted by the stockholders of the Company at any meeting duly called and held.

We have assumed that any Warrants issued by the Company pursuant to the Registration Statement, the Prospectus and the Purchase Agreement will be issued under one or more valid, binding, and enforceable warrant or similar agreement and the certificates or agreements for the Warrants will be duly executed and delivered by the Company. We have further assumed that any Warrant Shares issued from time to time upon exercise of any of the Warrants will not exceed the maximum number of authorized and unissued shares of the Common Stock then available.

The enforcement of any obligations of the Company may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws.

Our opinions are subject to the effects of general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing.

This opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

Based on such examination and subject to the foregoing, we are of the opinion that:

(a) the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Purchase Agreement, will be duly and validly issued, fully paid and non-assessable;

(b) the Warrants, when agreements therefor have been duly authorized, executed and delivered by the Company against the payment specified therefor, will be valid and binding obligations of the Company.

(c) following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Purchase Agreement, (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions the Board of Directors, (iii) exercise of any of the Warrants pursuant to their terms, (iv) receipt by the Company of the exercise price for the applicable Warrant Shares as specified in the applicable Warrants so exercised, and (v) issuance of such Warrant Shares, such Warrant Shares will be validly issued, fully paid and non-assessable; and

We hereby consent to the reference to this firm therein and under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. In rendering this opinion, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters. This opinion is intended solely for use in connection with the issuance and sale of the Securities pursuant to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP